                                                                      EXHIBIT 21

                                  SUBSIDIARIES


                                        JURISDICTION OF
        SUBSIDIARY                      INCORPORATION           % OWNERSHIP

Thermo BioAnalysis Limited              England                 100%
Thermo BioAnalysis S.A.                 France                  100%
DYNEX Technologies Inc.                 Virginia                100%
DYNEX Technologies GmbH                 Germany                 100%
DYNEX Technologies (Asia) Inc.          Delaware                100%
DYNEX Technologies spol. s.r.o.         Czech Republic          100%
DYNEX Technologies (Guernsey) Ltd.      Guernsey                100%
Thermo Fast UK Limited                  England                 100%
Thermo LabSystems Inc.                  Massachusetts           100%